SCHEDULE A

            To the Investment Advisory Agreement dated March 1, 1997
      between The Victory Portfolios, on the behalf of the following Funds, and Key Asset Management Inc.

                                      Annual fee,
                                      as a percentage of average daily net
Name of Fund                          assets.*
------------                          ------------------------------------

1.  Established Value Fund            0.65% on the first $100 million, 0.55% on
                                      the next $100 million, 0.45% in excess of $200 million.

2.  Gradison Government Reserves Fund 0.50% on the first $400 million,
                                      0.45% on the next $600 million,
                                      0.40% on the next $1 billion, and
                                      0.35% in excess of $2 billion.

3.      Nasdaq-100 Index Fund         0.60%

4.      Real Estate Investment Fund   1.00%

As amended September 30, 2000

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* Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the advisory fee from time to time. Any such voluntary waiver will be irrevocable and determined in advance of rendering investment advisory services by the Adviser, and shall be in writing and signed by the parties hereto.